Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated December 1, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2U9 (reopening)

Principal Amount (in Specified Currency): $32,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 99.99025% (or $31,996,880) plus accrued interest from December 1, 2008

Trade Date: December 1, 2008

Original Issue Date: December 3, 2008

Stated Maturity Date: December 3, 2009

Initial Interest Rate: Three month LIBOR determined on November 27, 2008 plus 1.00%, accruing from December 1, 2008

Interest Payment Period: Quarterly

Interest Payment Dates: March 3, 2009, June 3, 2009, September 3, 2009 and December 3, 2009

Net Proceeds to Issuer: 99.96025% (or $31,987,280) plus accrued interest from December 1, 2008

Agent's Discount or Commission: 0.03%

Agent:	Citigroup Global Markets Inc.

Agent's Capacity:  Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 1.00%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: March 3, 2009
Interest Rate Reset Period: Quarterly
Interest Reset Dates: The same dates as each Interest Payment Date. For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No. Please see "United States Federal Income Tax Considerations" below.

United States Federal Income Tax Considerations: Holders that purchase a Note pursuant to this offering should consult their tax advisers with respect to the U.S. federal income tax consequences arising from such purchase, in particular with regard to the potential application of the "market discount" rules to them. See the section of the prospectus supplement titled "United States Taxation - Material United States Tax Considerations for U.S. Holders - Market Discount, Acquisition Premium and Bond Premium."


Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $91,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including December 1, 2008 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including December 1, 2008, to and excluding the Initial Interest Reset Date.